Exhibit 16.1

July 26, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

Key Link Assets Corp. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K/A, dated July 26, 2016. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A and we agree with such statements insofar as they relate to our firm.

Yours truly,

/s/ LBB & ASSOCIATES LTD., LLP

LBB & ASSOCIATES LTD., LLP